CERTIFICATE OF DESIGNATION
OF THE RIGHTS, PREFERENCES, PRIVILEGES
AND RESTRICTIONS, WHICH HAVE NOT BEEN SET
FORTH IN THE CERTIFICATE OF INCORPORATION
OR IN ANY AMENDMENT THERETO,
OF THE
CLASS E CONVERTIBLE PREFERRED STOCK
OF
MATERIAL TECHNOLOGIES, INC.

(Pursuant to Section 151 of the General Corporation Law of Delaware)

          The undersigned, Robert M. Bernstein and Joel R. Freedman, do hereby certify that:

          A.       They are the duly elected and acting Chief Executive Officer and Secretary, respectively, of Material Technologies, Inc., a Delaware corporation (the “Corporation”).

          B.       Pursuant to the Unanimous Written Consent of the Board of Directors of the Corporation dated January 25, 2007, the Board of Directors duly adopted the following resolutions:

          WHEREAS, the Certificate of Incorporation of the Corporation authorizes a class of stock designated as Preferred Stock, with a par value of $0.001 per share (the “Preferred Class”), comprising Fifty Million (50,000,000) shares and provides that the Board of Directors of the Corporation may fix the terms, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption, redemption price or prices, and liquidation preferences, if any, of the Preferred Class;

          WHEREAS, the Board of Directors believes it in the best interests of the Corporation to create a series of preferred stock consisting of 60,000 shares and designated as the “Class E Convertible Preferred Stock” having certain rights, preferences, privileges, restrictions and other matters relating to the Class E Convertible Preferred Stock.

          NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby fix and determine the rights, preferences, privileges, restrictions and other matters relating to the Class E Convertible Preferred Stock as follows:

          1.       Definitions.  For purposes of this Certificate of Designation, the following definitions shall apply:

                    1.1       “Board” shall mean the Board of Directors of the Corporation.

                    1.2       “Corporation” shall mean Material Technologies, Inc., a Delaware Corporation.

                    1.3       “Common Stock” shall mean the Class A Common Stock, $0.001 par value per share, of the Corporation.  The authorized common stock of the Corporation consists of a Class A Common Stock and a Class B Common Stock.

                    1.4       “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

                    1.5       “Distribution” shall mean the transfer of cash or property by the Corporation to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Corporation's stock).

                    1.6       “Holder” shall mean a holder of the Class E Convertible Preferred Stock.

                    1.7       “Original Issue Date” shall mean the date on which the first share of Class E Convertible Preferred Stock is issued by the Corporation.

                    1.8       “Original Issue Price” shall mean $19.50 per share for the Class E Convertible Preferred Stock.

                    1.9       “Class E Convertible Preferred Stock” shall mean the Class E Convertible Preferred Stock, $0.001 par value per share, of the Corporation.

                    1.10      “Subsidiary” shall mean any corporation or limited liability corporation of which at least fifty percent (50%) of the outstanding voting stock or membership interests, as the case may be, is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

          2.       Dividend Rights.

                    2.1       In each calendar quarter, the holders of the then outstanding Class E Convertible Preferred Stock shall be entitled to receive noncumulative dividends in an amount equal to five percent (5%) of the Original Issue Price per annum.  All dividends may be accrued by the Corporation until the a conversion pursuant to Section 4.  No dividends (other than a Common Stock Dividend) shall be paid, and no Distribution shall be made, with respect to the Common Stock unless dividends in such amount shall have been paid or declared and set apart for payment to the holders of the Class E Convertible Preferred Stock simultaneously.

                    2.2       Participation Rights. Dividends shall be declared pro rata on the Common Stock and the Class E Convertible Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Class E Preferred Stock is to be treated for this purpose as holding the number of shares of Common Stock to which the holders thereof would be entitled if they converted their shares of Class E Convertible Preferred Stock at the time of such dividend in accordance with Section 4 hereof.

                    2.3       Non-Cash Dividends. Whenever a dividend or Distribution provided for in this Section 2 shall be payable in property other than cash (other than a Common Stock

Dividend), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

          3.       Liquidation Rights.  The holders of the Class E Convertible Preferred Stock will not receive any preference in the event of any liquidation, dissolution or winding up of the Corporation; whether voluntary or involuntary.

          4.       Conversion Rights.

                    (a)       Conversion of Preferred Stock.  Each share of Class E Convertible Preferred Stock shall be convertible, at any time beginning one (1) year after the Original Issue Date, into that number of fully paid and nonassessable shares of Common Stock of the Company described in section 4(b) below.  On the date which is three (3) years after the Original Issue Date, one-fourth (1/4) of the then-outstanding shares of Class E Convertible Preferred Stock shall automatically be converted in accordance with this Section 4, with an additional one-fourth to be converted on the date which is four and five years after the Original Issue Date, respectively, and the remaining balance converted on the date which is six years from the Original Issue Date.

                    (b)       Determination of Number of Shares of Common Stock Upon Conversion.  The number of shares of Common Stock into which each share of Class E Convertible Preferred Stock may be converted shall be determined by dividing the Original Issue Price by the Conversion Price (determined as hereinafter provided) in effect at the time of conversion (the “Conversion Shares”).

                    (c)       Determination of Initial Conversion Price.  The conversion price per share (the “Conversion Price”) at which shares of Common Stock shall initially be issuable upon conversion of the Class E Convertible Preferred Stock shall be equal to the average closing bid price for the ten (10) trading days prior to the date the Corporation receives a conversion notice from Holder, which receipt may be via facsimile transmission.

                    (d)       Procedures for Exercise of Conversion Rights.  The holders of any shares of Class E Convertible Preferred Stock may exercise their conversion rights as to all such shares or any part thereof by delivering to the Corporation during regular business hours, or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation, accompanied by written notice stating that the holder elects to convert such shares.  Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.”  Within thirty (30) days following the Conversion Date, the Corporation shall issue and deliver to the holder, or upon the written order of such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest in a share of Common Stock as provided in section 4(e) below.  The holder shall be deemed to have become a shareholder of record on the Conversion Date, and the applicable Conversion Price shall be the Conversion Price in effect on the delivery date of the conversion notice.  Upon conversion of only a portion of the number of shares of Class E

Convertible Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Class E Convertible Preferred Stock representing the unconverted portion of the certificate so surrendered.

                    (e)       No Fractional Shares.  No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Class E Convertible Preferred Stock.  If more than one share of Class E Convertible Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Class E Convertible Preferred Stock so surrendered.  Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Class E Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined by the Corporation's Board of Directors.

                    (f)       Payment of Taxes for Conversions. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion pursuant hereto of Class E Convertible Preferred Stock.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Class E Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

                    (g)       Reservation of Common Stock.  The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Class E Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of all series of preferred stock from time to time outstanding.

                    (h)       Registration or Listing of Shares of Common Stock.  If any shares of Common Stock to be reserved for the purpose of conversion of shares of Class E Convertible Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.  This subsection shall not obligate the Corporation to prepare and file a resale registration statement with the Securities and Exchange Commission.

                    (i)       Status of Common Stock Issued Upon Conversion.  All shares of Common Stock which may be issued upon conversion of the shares of Class E Convertible Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and their resale will be subject to the terms and conditions of Rule 144 promulgated under the Securities Act of 1933.

                    (j)       Status of Converted Preferred Stock.  In case any shares of Class E Convertible Preferred Stock shall be converted pursuant to this section 4, the shares so converted shall be canceled and shall not be issuable by the Corporation.

          5.       Adjustment of Conversion Price.

                    5.1       General Provisions.  In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, the shares of Class E Convertible Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition it had converted its shares of Class E Convertible Preferred Stock into Common Stock.  The provisions of this section 5.1 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.  The provisions of this section 5 shall not affect the conversion of the Class E Convertible Preferred Stock in the event of a forward or reverse stock split.

                    5.2       No Impairment.  The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, including amending this Certificate of Designation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Class E Convertible Preferred Stock against impairment.  This provision shall not restrict the Corporation from amending its Articles of Incorporation in accordance with the General Corporation Law of Delaware and the terms hereof.

          6.       Notices.  Any notices required by the provisions of this Certificate of Designation to be given to the holders of shares of Class E Convertible Redeemable Preferred Stock shall be deemed given if sent by facsimile or overnight courier to the address appearing on the books of the Corporation, and shall be conclusively deemed given at the time of delivery if made during normal business hours, otherwise notice shall be deemed given on the next business day.

          7.       Voting Provisions.  The Class E Convertible Preferred Stock shall have ten (10) votes per share on all matters to be voted on by the shareholders of the Corporation.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Class E Convertible Preferred Stock to be duly executed by its Chief Executive Officer and attested to by its Secretary this 25th day of January, 2007.

By:                   /s/ Robert M. Bernstein
            Robert M. Bernstein, Chief Executive Officer

By:                   /s/ Joel R. Freedman
            Joel R. Freedman, Secretary